Exhibit 99.1

SOLSTICE ENTERTAINMENT Signs Memorandum of Understanding with the Louis Bull Tribe for the Development and Management of new Casino.

PETOSKEY, Mich., January 17, 2007 (PRIMEZONE) -- DTLL, Inc. ("DTLL") (OTCBB:DTLI) announced today that it has signed an Memorandum of Understanding to joint venture with the Louis Bull Tribe in Hobbema, Province of Alberta for the development and management of a new Casino.

The agreement provides for Solstice Entertainment and the Louis Bull Tribe to develop, construct, own and operate a gaming facility on the Louis Bull Reserve situated in Hobbema, Province of Alberta located adjacent to the Bear Hills Truck Stop on Hwy 2, 48 miles south of the City of Edmonton. Final documentation of the joint venture is to occur on or before January 31, 2007.

Dual Cooper, President of Solstice Entertainment says "The Solstice Management Team is excited to be providing the technical and managerial expertise for the development and operation of the new facility. The Louis Bull Tribe has been working on this dream for several years and is pleased to be working with the Solstice team to bring this venture to fruition."


DTLL intends to develop and manage destination resort and casino properties. The development of the properties are subject to risks and uncertainties which include, but are not limited to, those relating to permitting, financing, the actions of federal, state, or local governments and agencies. Solstice International Inc/DTLL may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond Solstice's or DTLL's control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.

CONTACT:  DTLL, Inc.
John Paulsen, Chairman
(206) 339-9221